Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	July 28, 2009
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES RECORD SALES, UP 13 PERCENT,

FOR THE SECOND QUARTER ENDED JUNE 30, 2009

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology, today announced record revenues of $64.8 million for the quarter ended June 30, 2009, an increase of 13% over revenues of $57.4 million for the second quarter of 2008.  Revenues for the six-month period ended June 30, 2009 were a record $123.2 million, compared with $111.0 million for the same six-month period in 2008, a gain of 11%.

Net income for the second quarter ended June 30, 2009 was $5.8 million, or $0.21 per share, compared to $5.8 million, or $0.21 per share, for the comparable quarter of 2008.  Net income for the six-month period ended June 30, 2009 was a record $11.4 million, up 12% to $0.40 per share, compared to $10.1 million, or $0.36 per share, for the same period of 2008.

In the second quarter of 2009, compared to the second quarter of 2008, catheter sales increased 20%; custom kit and tray sales grew 16%; stand-alone device sales rose 11%; and inflation devices sales fell 6% due primarily to decreased deliveries to an OEM customer.  Excluding sales to that OEM customer, inflation device sales were up 2% for the second quarter of 2009, relative to the comparable quarter of 2008.

For the six-month period ended June 30, 2009, compared to the six months ended June 30, 2008, catheter sales increased 23%; custom kit and tray sales grew 13%; stand-alone device sales rose 10%; and inflation device sales fell 5% due primarily to the decreased deliveries to the OEM customer described above.  Excluding sales to that OEM customer, inflation device sales were up 1% for the first six months of 2009, relative to the comparable six months of 2008.

Gross margins for the second quarter of 2009 were 43.4% of sales, compared to 42.7% of sales for the second quarter of 2008.  Gross margins for the six-month period ended June 30, 2009 were 43.0% of sales, compared to 41.5% of sales for the same period of 2008.

The 70 basis-point increase in gross margins for the second quarter of 2009 and the 150-basis point increase for the six-month period ended June 30, 2009 can be attributed primarily to increased overhead and manufacturing efficiencies resulting from higher production volumes, reduced material costs, and a favorable Euro to dollar exchange rate, which reduced costs in Merit’s facility in Galway, Ireland.

Selling, general and administrative expenses for the second quarter of 2009 were 25.1% of sales, compared to 22.4% of sales for the second quarter of 2008.  For the six-month period ended June 30, 2009, selling, general and administrative expenses were 25.3% of sales, compared with 23.3% of sales for the first six months of 2008.  The increase can be attributed primarily the recent acquisition of the former Alveolus business, which is Merit’s new division called Merit Endotek, and the hiring of additional domestic and international sales reps.

Research and development costs during the second quarter of 2009 were 4.5% of sales, compared to 4.6% of sales for the second quarter of 2008.  Research and development costs were 4.0% of sales for the first six months of 2009, compared to 4.1% of sales for the same period of 2008.  These numbers include new R&D expenses associated with the integration and development of the Alveolus business.

“Double-digit growth highlighted by 9% growth of our core products created record sales for the quarter ended June 30, 2009,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “Although SG&A costs were 270 basis points higher compared to the second quarter of 2008, this was expected due to our hiring of additional sales personnel in our Endotek division as well as additional hiring of sales personnel in our U.S. and European markets.  As sales progress, the Company believes the SG&A expense will normalize to traditional levels.”

“The acquisition of the EN Snare® foreign body removal device from Hatch Medical, L.L.C. was completed in the second quarter ended June 30, 2009 and is expected to be rolled out in the first quarter of 2010,” Lampropoulos continued.  “The Company believes that with the introduction of internally developed products and the newly acquired products, Merit could see double-digit growth for the foreseeable future.”

Income from operations was $9.0 million for the second quarter of 2009, compared to $9.0 million for the second quarter of 2008.  For the six-month period ended June 30, 2009, income from operations was a record $16.9 million, compared to $15.6 million for the same period of 2008.

Merit’s effective tax rate for the second quarter of 2009 was 35.0%, compared with 36.5% for the second quarter of 2008.  For the six-month period ended June 30, 2009, Merit’s effective tax rate was 33.3%, compared to 36.3% for the same period of 2008.  The decrease in the effective tax rate for the second quarter of 2009 and the six-month period ended June 30, 2009 can be attributed primarily to higher profits in Merit’s Irish facility, which are taxed at a lower rate than Merit’s domestic profits.

CONFERENCE CALL

Merit Medical invites all interested parties to participate in its conference call today, July 28th, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is 877-941-8632, and the international number is 480-629-9821.  A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

INCOME STATEMENT

(Unaudited, in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

SALES	$64,837	$57,441	$123,208	$110,994

COST OF SALES	36,694	32,939	70,257	64,900

GROSS PROFIT	28,143	24,502	52,951	46,094

OPERATING EXPENSES
Selling, general and administrative	16,287	12,839	31,116	25,911
Research and development	2,893	2,654	4,972	4,570
Total	19,180	15,493	36,088	30,481

INCOME FROM OPERATIONS	8,963	9,009	16,863	15,613

OTHER INCOME (EXPENSE)
Interest income	28	162	150	312
Other (expense) income	(6)	(16)	46	(21)
Total income - net	22	146	196	291

INCOME BEFORE INCOME TAX EXPENSE	8,985	9,155	17,059	15,904

INCOME TAX EXPENSE	3,144	3,337	5,681	5,769

NET INCOME	$5,841	$5,818	$11,378	$10,135

EARNINGS PER SHARE-
Basic	$0.21	$0.21	$0.41	$0.37

Diluted	$0.21	$0.21	$0.40	$0.36

AVERAGE COMMON SHARES-
Basic	27,924	27,603	27,990	27,547

Diluted	28,427	28,325	28,487	28,311

BALANCE SHEET

(Unaudited in thousands)

	June 30,	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$4,873	$34,030
Trade receivables, net	30,454	27,749
Employee receivables	139	126
Other receivables	460	818
Inventories	46,308	38,358
Prepaid expenses and other assets	1,959	985
Deferred income tax assets	2,781	2,782
Income tax refunds receivable	651	607
Total Current Assets	87,625	105,455

Property and equipment, net	107,513	103,939
Other intangibles, net	27,413	6,913
Goodwill	31,657	13,048
Other assets	2,730	2,325
Deferred income tax assets	36	23
Deposits	91	73

Total Assets	$257,065	$231,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	14,304	10,622
Other payables	7,000
Accrued expenses	12,182	9,973
Advances from employees	428	211
Income taxes payable	2,161	366
Total Current Liabilities	36,075	21,172

Deferred income tax liabilities	8,789	8,771
Liabilities related to unrecognized tax positions	2,818	2,818
Deferred compensation payable	2,736	2,348
Deferred credits	1,931	1,994
Other long-term obligation	386	368
Total Liabilities	52,735	37,471

Stockholders’ Equity
Common stock	60,343	61,689
Retained earnings	144,052	132,674
Accumulated other comprehensive loss	(65)	(58)
Total stockholders’ equity	204,330	194,305

Total Liabilities and Stockholders’ Equity	$257,065	$231,776

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 115 individuals.  Merit employs approximately 1,850 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2008.  Such risks and uncertainties include risks relating to: infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; downturn of the national economy and its affect on Merit’s revenues, collections and supplier relations;  termination of supplier relationships, or failure of suppliers to perform; product recalls and product liability claims; delays in obtaining regulatory approvals, or the failure to maintain such approvals; inability to successfully manage growth through acquisitions; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement; changes in health care markets related to health care reform initiatives; impact of Merit’s business by force majeure factors, including severe weather conditions; failure to comply with applicable environmental laws and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

# # #